                              CONSULTING AGREEMENT




                                     BETWEEN

                       NORTHWESTERN MINERAL VENTURES INC.


                                     - AND -


                               PRIMORIS GROUP INC.



                              DATE: APRIL 22, 2004

THIS CONSULTING AGREEMENT made as of the 22nd day of April, 2004.

BETWEEN:
                  NORTHWESTERN MINERAL VENTURES INC.
                  a corporation incorporated pursuant to the laws of the Province of Ontario and having its head office at

                  36 Toronto Street, Suite 1000
                  Toronto, Ontario  M5C 2C5
                  Tel:  (416) 365-6580
                  Fax:  (416) 350-3510


                  (hereinafter referred to as the "Company") OF THE FIRST PART

                  PRIMORIS GROUP INC.
                  a corporation incorporated pursuant to the laws of the Province Ontario and having its head office at 360 Bay Street, Suite 901
                  Toronto, ON  M5H 2V6
                  Tel:  (416)489-0092
                  Fax: (416)352-5239

                  (hereinafter referred to as the "Consultant") OF THE SECOND
                  PART

WHEREAS the Company wishes to engage the Consultant to provide certain investor relations services for the Company's business and the Consultant has agreed to provide such services to the Company. And it is further understood that the commencement of this Agreement will be subject to TSX Venture Exchange Approval.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

1.0      DEFINITIONS
         -----------

         For the purpose of this Agreement, the following terms shall have the following meanings:

         "Agreement" means this agreement and all schedules attached hereto and all amendments and modifications made by written agreement;

         "Company's Business" means the day to day operations of the company, which consists of mineral exploration and development as of the date hereof;

         "Consulting Services" shall mean the corporate, media and investor relations services relating to the Company's business, products, and services of the Company to be provided by the Consultant as summarized in Schedule A attached hereto, and in particular but without restricting the generality of the foregoing, includes arranging contacts and meetings, arranging attendance or representation of the Company at conferences and, subject to the control and direction of the Company, preparing corporate and product

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         related materials for distribution to media, shareholders, brokers, analysts, investment advisers and investors, and distributing same to media, shareholders, brokers, analysts, investment advisors and investors

         "Licensed Marks" means the licensed and unlicensed trademarks, trade names and logos owned or licensed by the Company and used in connection with the Company's Business.

2.0      ENGAGEMENT
         ----------

2.1 The Company hereby engages the Consultant to provide the Consulting Services. The Consultant hereby accepts the engagement by the Company and hereby agrees to provide the Consulting Services subject to the terms and conditions hereinafter contained and subject to obtaining all necessary regulatory approval hereto.

3.0      TERM
         ----

3.1 The term of this Agreement shall be for a period of one (1) year, commencing on the 22nd day of April, 2004 and, subject to the termination provisions contained herein, shall terminate on April 21, 2005. This Agreement may be renewed for such subsequent term and with such amendments as may be agreed to in writing by the Company and the Consultant.

4.0      CONSULTANT'S OBLIGATIONS AND INDEMNITY
         --------------------------------------

4.1      The Consultant agrees that during the term of this Agreement, it shall:

            a) provide such of the Consulting Services to the Company in the manner as the Company and the Consultant may reasonably agree from time to time in writing;
            b) use such of its effort, skill, attention and resources to properly render the Consulting Services to the Company;
            c) subject to the terms herein, provide materials relating to the Company's business to persons requesting information about the Company in a manner consistent with the provision of the Consulting Services;
            d) provide the Consulting Services with the approval of the Company, and on a basis which does not impair the activities and business interests of the Company;
            e) perform the Consulting Services in accordance with all applicable laws, including but not limited to, applicable securities rules and regulations and the rules and policies of any stock exchange or stock quotation service on which the Company's securities are traded or quoted; and
            f) provide trading reports to the Board of Directors of the Company in respect of each trade of securities of the Company made by the Consultant, which reports shall be filed within five (5) business days of such trade.

4.2 The Company acknowledges that it is aware the Consultant has outside business activities, duties and financial interests. The Company agrees that the performance by the Consultant of such activities and duties and involvement in such financial interests shall not be construed as a conflict of interest of the Consultant's obligations set out in this Agreement.

4.3 In the course of providing the Consulting Services hereunder, the Consultant shall be entitled to rely upon information received from the Company, and will so disclose this fact in all communications.

4.4 The Consultant shall be responsible for the management and remuneration of its employees and agents, including without limiting the generality of the foregoing, the payment to the proper authorities of all employee and employer taxes, insurance premiums, pension plan contributions, worker's compensation premiums and all other employment expenses for all of the Consultant's employees. Consultant agrees to maintain appropriate business loss and liability insurance during the term this Agreement

4.5 The Consultant agrees to indemnify and save the Company harmless with respect to any claim, suit, proceedings or judgement, whether regulatory or of a court of competent jurisdiction arising from any breach of the Agreement by the Consultant. The Consultant's indemnity given hereunder shall survive the termination of this Agreement.

5.0      COMPANY'S OBLIGATIONS AND INDEMNITY
         -----------------------------------

5.1 The Company hereby agrees that during the term of this Agreement it shall provide, at the expense of the Company, the Consultant with such information, resources (which includes Company staff members), financial records, documents, product information and materials relating to the Company's business as reasonably requested from time to time by the Consultant, and which the Company is willing to disclose and provide, in order for the Consultant to provide the Consulting Services in the manner contemplated by this Agreement.

5.2 In the event of any act or omission by the Company or those at law for which it is responsible during the term of this Agreement that results in any loss or liability to the Consultant arising out of any claims against the Consultant as a result of such act or omission by the Company, including without limiting the generality of the foregoing any misstatements, misrepresentations or omissions in information as provided by the Company to the Consultant and as utilized by the Consultant in the performance of the Consulting Services, the Company agrees to indemnify and save harmless the Consultant against any such claims or liabilities, except for those claims or liabilities arising out of or resulting from the negligence or misconduct of Consultant. The Company's indemnity given hereunder shall survive the termination of this Agreement.

6.0      COMPENSATION
         ------------

6.1 In consideration of the provision by the Consultant of the Consulting Services to the Company, the Company agrees to pay the Consultant, the sum of Thirteen Thousand Five Hundred ($13,500) Canadian Dollars per month payable in advance of the month in which services are to be rendered.

6.2 The Company agrees to pay the Consultant the sum of Twenty-Seven Thousand ($27,000) Canadian Dollars upon execution of this Agreement, such sum representing payment for the first and last months of services to be provided under this Agreement.

6.3 The Company agrees to reimburse the Consultant on a monthly basis for approved expenses to be incurred by or on behalf of the Company pursuant to the Consulting Services including reasonable disbursements for travel and accommodation expenses, printing and mailing costs, long-distance charges, outside services, and all other out-of-pocket expenses incurred by the Consultant in the performance of its obligations pursuant to this Agreement, provided that the Consultant will not incur any expenditure that exceeds Cdn$3,000 without obtaining the prior consent of the Company. The Company agrees to pay any approved outstanding expenses prior to termination of this Agreement.

6.4 Notwithstanding Section 6.3, the Company further agrees to pay in advance any single expenditure in excess of Cdn$3,000, upon prior consent of the Company, if requested to do so by the Consultant.

6.5 In addition to the compensation and expense reimbursements detailed in Sections 6.1 through 6.4 inclusive, the Company shall, upon execution of this agreement, issue to the Consultant an option to purchase 150,000 common shares of the Company exercisable for a period of three
         (3) years from the date of issuance thereof at a price equal to the closing price of the Company's shares on the TSX Venture Exchange on day previous to the date of the option grant. The options granted shall vest in accordance with section 2.3(a) of TSX Venture Exchange Policy
         4.4. The options granted shall vest as follows:

         a. 1/4 of the options (37,500 options) granted shall vest at the end of the third month from the date of the option grant;
         b. 1/4 of the options (37,500 options) granted shall vest at the end of the sixth month from the date of the option grant;
         c. 1/4 of the options (37,500 options) granted shall vest at the end of the ninth month from the date of the option grant, so long as this Agreement has not been terminated by either party after the first six months from the date of its execution;
         d. 1/4 of the options (37,500 options) granted shall vest at the end of the twelfth month from the date of option grant, so long as this Agreement has not been terminated by either party after the first nine months from the date of its execution.

7.0      TERMINATION
         -----------

7.1 Either party may at any time after six (6) months after the commencement date of this Agreement, terminate this Agreement by providing the other party with at least thirty (30) days written notice.

7.2 Either party may terminate this Agreement at any time without notice to the other party if the other party becomes insolvent or commences proceedings or any proceedings are commenced against it under any bankruptcy, insolvency or creditor protector legislation or the other party does not remedy any breach of this Agreement within the time period allowed for in writing for the remedy of any such breach.

7.3 Upon termination of this Agreement, Consultant shall return to the Company all material that is the property of the Company.

8.0      RELATIONSHIP
         ------------

8.1 The Consultant shall at all times be an independent contractor and not the servant or agent of the Company. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement. The Consultant shall not represent itself as an agent, servant or employee of the Company. The Consultant shall be an independent contractor with control over the manner and means of its performance. Neither the Consultant nor its employees or agents shall be entitled to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

9.0      CONFIDENTIALITY AND USE OF LICENSED MARKS
         -----------------------------------------

9.1 The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any Confidential Information relating to the Company or its subsidiaries, associates or affiliated Company's whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Company.

9.2 For the purposes of this Agreement, "Confidential Information" is information disclosed to or acquired by the Consultant relating to the business of the Company, or its subsidiaries, associates or affiliated Companies, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by the Consultant which has not been approved by the Company for public dissemination. Confidential Information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

9.3 The Consultant shall consult with the Company before disseminating any information, including issuing any press release or making any public statement contemplated hereby and will not issue any such press release or make any such public statement without the prior written consent of the Company.

9.4 Consultant agrees that all work performed under this Agreement, and all materials made, conceived, expressed, developed, or actually or constructively reduced to practice by Consultant solely or jointly with others in connection with any services under this Agreement ("Work Product") are Confidential Information and the property of the Company. Upon the expiration or termination of this Agreement, or upon the earlier request of the Company, Consultant will deliver to the Company all property of the Company relating to, and all tangible embodiments of, Work Product in Consultant's possession or control. Lists and databases of investor, media and other contact information derived from the Consultant's own proprietary lists and databases shall not be considered Work Product under this Agreement, nor shall same be returned to the Company at the termination of this Agreement.

9.5 The Company hereby grants to the Consultant a non-exclusive license to use the Licensed Marks in connection with the provision of the Consulting Services. The Consultant acknowledges that neither it nor any of its affiliates have or will obtain any interest (proprietary or otherwise) in the Licensed Marks and shall discontinue all use thereof (or of any similarly confusing trademarks, trade names or other intellectual property or rights) immediately upon the Company's written request or upon termination of this Agreement. The Consultant will not contest the validity of the Licensed Marks and no monetary amount shall be attributable to any goodwill associated with the Company's use of the Licensed Marks.

10.0     GENERAL CONTRACT TERMS
         ----------------------

10.1 Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as set forth in this Agreement and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third (3rd) business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

10.2 The provisions of this Agreement shall inure to the benefit of and be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party.

10.3 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

10.4 This Agreement shall be governed by the laws of the Province of Ontario. Any controversy or claim arising out of or relating to this Agreement shall, if not resolved within thirty (30) days, then either party may by written notice to the other submit the dispute for resolution in accordance with the Arbitrations Act (Ontario). The parties shall decide prior to the commencement of any such arbitration whether the award of the arbitrator shall be final and binding on the parties hereto. If the parties cannot agree on whether the arbitration shall be final and binding, then either party may proceed to have the matter dealt with by a court of competent jurisdiction.

10.5 All dollar amounts herein are made in lawful money of Canada and are exclusive of any applicable taxes the Consultant is obligated by law to charge and/or collect from the Company in connection with the rendering of its services.

10.6     Time shall be of the essence of this Agreement

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



IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                NORTHWESTERN MINERAL VENTURES INC.




                                /S/ "KABIR AHMED"



                               --------------------------------------------
                               PER: KABIR AHMED
                               AUTHORIZED SIGNING OFFICER





                               PRIMORIS GROUP INC.

                               s/ "Joseph Carusone"



                               --------------------------------------------
                               PER: JOSEPH CARUSONE
                               AUTHORIZED SIGNING OFFICER

                                   SCHEDULE A
                                   ----------

CONSULTING SERVICES TO BE PROVIDED
----------------------------------

The following list contains an overview of the on-going services to be provided to the Company by the Consultant.



CATEGORY                  DESCRIPTION
INVESTOR AND MEDIA        >>       Account executives and staff payroll etc.
RELATIONS                 >>       Services include:
                            o      Investor relations specialist
                            o      Business media specialist
                            o      Ongoing advice and guidance on all corporate events/news
                            o      Creative guidance and coordination
                            o      Media contact and follow-up on all news
                            o      Media expertise
                            o      Press release writing, review comments
                            o      Dissemination coordination
                            o      Database maintenance
                            o      Updating of investor packages
                            o      Updating of due diligence kits
                            o      Corporate updates via email and/or fax
                            o      Mailing/couriering of all packages
                            o      Monitoring Internet forums and competition
                            o      Agency-style management of direct marketing initiatives

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